STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is entered into as of December 30, 2016, by and between **Go F&B Holdings LTD,** a corporation incorporated under the laws of Hong Kong and the sole shareholder of Sky Sovereign (F&B) Ltd., Heartful Blessing Catering Investment Ltd., Shichirin Food & Beverage Corporation Ltd. and Go Inside Kitchen Ltd.
("Seller") and **GLOBAL TECH INDUSTRIES GROUP, INC. (GTII)** a corporation incorporated under the laws of Nevada and **GT INTERNATIONAL GROUP, INC.** a corporation incorporated under the laws of the State of Wyoming ("Purchaser"). Purchaser and Seller may collectively be referred to as the "Parties."

WHEREAS, Seller is the record owner and holder of all of the issued and outstanding shares of the capital stock (the "Stock") of Sky Sovereign (F&B) Ltd., Heartful Blessing Catering Investment Ltd., Shichirin Food & Beverage Corporation Ltd. and Go Inside Kitchen Ltd. (collectively, the "Target Companies"); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller all of the Stock of the Target Companies.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

1. **PURCHASE AND SALE:** Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and convey to the Purchaser all of the Stock of the Target Companies.

2. **PURCHASE PRICE:** The aggregate purchase price for the Stock shall be not greater than 73% of the issued and outstanding common stock of the Purchaser (the "Common Stock"), and shall be issued pursuant to the terms delineated in Schedule A, attached hereto (the "Purchase Price") and the successful delivery within thirty days (unless mutually agreed in writing to extend the deadline) of the requested information, documentation and/or requirements listed in Schedule B, attached hereto, and the completion of the responsibilities and attestations of the Purchaser during this period, as delineated in Schedule C.

3. **CLOSING:** The closing contemplated by this Agreement for the transfer of the Stock and the payment of the Purchase Price, as set forth in Schedule A, shall take place on December 30, 2016, at 11:00 am in Kowloon, Hong Kong at the office of the Seller. The certificates representing the Stock to be issued pursuant to Schedule A, shall be authorized by the board of directors of the Purchaser within seven days and shall be issued by the Purchaser's transfer agent forthwith within fourteen days therefrom.

4. **REPRESENTATIONS AND WARRANTIES OF SELLER:** Seller hereby warrants and represents that:

   (a) **Restrictions on Stock.** The Seller is not a party to any agreements that create rights or obligations in the Stock relating to any third party including voting or stockholder agreements. The Seller is the lawful owner of the Stock, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Stock as contemplated in this Agreement.

   (b) **Organization and Standing.** To the Seller's knowledge, the Target Companies are duly organized, validly existing and in good standing under the laws of the applicable jurisdiction and have full power and authority to own and operate their property and assets and to carry on their business as presently conducted.

5. **REPRESENTATIONS AND WARRANTIES OF PURCHASER:** Purchaser hereby warrants and represents that:

   (a) **Restrictions on Common Stock.** The Purchaser is not a party to any agreements that create rights or obligations in the Common Stock relating to any third party including voting or stockholder agreements.

   (b) **Organization and Standing.** The Purchaser is duly organized, validly existing and in good standing under the laws of the state of Nevada and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

6. **COVENANTS OF SELLER AND PURCHASER:**

   (a) Seller and Purchaser hereby covenant to work in good faith to execute a more encompassing definitive agreement, in a form similar to the agreement attached hereto as <u>Exhibit A and B</u>.

   (b) Seller will not dispose of any material assets outside of the ordinary course of business

7. **SEVERABILITY:** If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

8. **BINDING EFFECT:** The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

9. **BROKER'S FEES:** The Parties represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker's fee, finder's fee or other similar payment.

10. **ENTIRE AGREEMENT:** This Agreement constitutes the entire current agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. This Agreement may be modified in writing and must be signed by both the Seller and Purchaser.

11. **GOVERNING LAW:** This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12. **NOTICE:** Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

If to Purchaser:
(a) **GLOBAL TECH INDUSTRIES GROUP, INC.**
GT INTERNATIONAL GROUP, INC.
511 Sixth Avenue, Suite 800
New York, NY 10011
Phone: 212.204.7926
Fax: 702.960.4321

And to Purchaser Counsel

MCMURDO LAW GROUP, LLC
28 West 44th Street, 16th Floor
New York, NY 10036
Phone: 917.318.2865

(b) **If to Seller:**
Go F&B Holdings Limited
Unit 303, AUSTIN TOWER
22-26 AUSTIN AVENUE
TSIM SHA TSUI, KOWLOON
HONG KONG

13. **WAIVER:** The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

PURCHASER:

David Reichman
(Name)
Chief Executive Officer
(Position)

SELLER:

(Name) Tam Yiu Chuen

(Position)

(Name) Fong Yat Sing, Vitus

(Position)

(Name) Cheng Yee Man, Elaine

(Position)

SCHEDULE A

1. Upon the transfer of all of the stock of the Target Companies named above in this agreement, the Purchaser shall issue 10% of its issued and outstanding common stock to the Seller pursuant to Item 3 ("Closing") of the agreement above. The purchaser common stock issued to Seller shall have a one-year lockup period.

2. Upon reaching the thresholds delineated in the Seller's Final Business Plan, which was accepted and approved by the board of directors of the Purchaser, the Purchaser will issue its common stock, subject to a one year lockup period, as follows:

   a. First Threshold – 25% of the Purchaser's issued and outstanding common stock, as measured on the date of this Agreement, on the date the First Threshold was met.
      Revenue: HKD 37,058,200.00; and
      EBITDA: HKD 1,850,000.00.

3. The Threshold will be measured and take effect at the end of 2017, subject to a PCAOB audit report provided by the Seller to the Purchaser's own then current auditor, and subject to Purchaser PCAOB Auditor acceptance.

SCHEDULE B

Information/Documentation, as of 12/31/2015 and 12/01/2016

1. Copies of all documents filed BVI, Hong Kong or elsewhere
2. Capital Structure Diagram
3. Names, addresses, etc. of all incorporating Shareholders
4. Schedule of all stock and/or other related options
5. Schedule of debt holders and related options or any other agreements
6. Names and addresses of all members of the board of directors and shareholder position, if any
7. Names of all officers of the corporation(s) and shareholder positions, if any
8. Copy of all employment contracts
9. Copy of Company By-Laws, for each company
10. Copy of Company Articles of Incorporation, for each company
11. Copy of Tax Returns filed in past two years
12. Copy of Corporate Organization Chart

Requirements, agreed to as of Closing date, December 30, 2016

1. Contractual agreements for both executive officers (David Reichman, CEO, and Kathy Griffin, President) to continue and extend their existing contracts through the next two years. Payment(s) to both executives shall begin to accrue as an addition to the annual expenses previously discussed herein effective January 1, 2017, and payable monthly effective April 1, 2017 through December 31, 2018. (employment contracts attached)
2. The Seller agrees to purchase from the Purchaser a PPM in the amount of $826,000.00 by subscribing to purchase shares offered in a PPM by GTII, with an initial payment of $126,000.00 on or before December 30, 2016, and the balance payable on or before March 3, 2017.
3. Seller acknowledges that Purchaser has annual on-going expenses authorized and approved by the Board of Directors of Global Tech Industries Group, Inc., in the amount of $1,100,000. and Seller agrees to pay beginning January 1, 2017 each month, by wire to Global Tech Industries Group, Inc. an amount equal to 1/12th, or $91,667.00. Said wire will, regardless of holidays, be made bank to bank so to arrive no later than the 5th calendar day of each month using New York, NY date and time.
4. The Purchaser agrees to elect two (2) members of Seller's business management team, specifically :TBD , and TBD . Should either appointee be terminated by or no longer a direct day to day employee of the Seller managing day to day business, that person shall be terminated as a Director of the Parent Company, Global Tech Industries Group, Inc.
5. The Purchaser agrees to delegate complete authority to the Seller (Board of Directors of G T International Group, Inc)., to operate the subsidiary in accordance with the

Business Plan, which has previously approved by the board of directors of the Purchaser

6. The Seller, being desirous of being listed on the OTCQB and/or AMEX, will immediately fund the Purchaser's efforts towards completion of those goals. This expense is in addition to the general and administrative expenses previously specified above.
7. The Seller acknowledges it has received or reviewed on line all filings, disclosures and official, governmental agency reports of the Purchaser, from inception of the corporation to date.
8. Upon election by the board of directors of the subsidiary (G T International group, Inc), after one year and one day, or later, it is agreed that either the subsidiary is spun out, or all the current subsidiaries of GTII be spun out. Should the Board of the subsidiary operating the Hong Kong operation chose to take full control of the Parent, then the subsidiary Board will bear the expense of spin-out all subsidiaries under the management of the existing Board of Directors consistent with their direction and FINRA and such other regulatory authorities.
9. A Personal Guarantee by Tam Yiu Chuen, a/k/a Sam Tam, and Cheng Yee Man, Elaine, a/k/a Elaine Cheng, to indemnify, hold harmless the Executives and Board of Directors of Global Tech Industries Group, Inc. from all litigation, or any legal action whatsoever in connection with any part of this transaction. Furthermore, should the Executives or Board of Directors be accused of any wrong doing in connection with this matter, this Guarantee includes payment of all legal fees, etc., in advance to counsel or other representation required, so as not to allow harm to the Company Executives or Members of The Board.

10-It is the intention of the parties that upon reaching one year and one day after executing this Agreement, or any time thereafter, and Seller having reached the minimum threshold growth of G T International Group business plan delineated herein, then subject to regulatory authority approval, the parties agree to bonus and be paid in common stock paid to the Seller, an amount "x" such the aggregate to equal excess of 50% in the Board of Directors of Global Tech Industries Group, Inc.; the aggregate not to exceed 80% subject to valuation criteria.

11- When such bonus to Seller is accomplished, it is understood and agreed that under no circumstance shall the Purchaser ever hold less than 20% non-dilutive Interest in the Parent Company. If the Seller in operation of G T International and its Board of directors decides to spin itself out to be independent of the Parent, then the Purchaser shall retain a minimum 20% non-dilutive interest in the entity as well as one (1) seat on the Board of Directors.

12-Seller hereby represents and warrants to Purchaser that Seller will provide any and all Requirements (labor, management, capital, etc.) to meet and sustain the business plan.

13-Any material default, mis-statement or financial by Seller shall be a lien against all stock issued and a stop on transfer or removal of restriction(s) on any stock issued as payment for this acquisition.